ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number 20110049720-86
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/21/2011 2:31 PM
	Entity Number C4086-1986

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

New Leaf Brands, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation

3. Filing date of the original document for which correction is being made: January 14, 2011

4. Description of the inaccuracy or defect.

Page 9 thereof omitted the date of the "Purchase Agreement", as defined in Section 9(b)(i) thereof.

5. Correction of the inaccuracy or defect.

Section (9) to read "(i) shares of Series K Preferred Stock issued pursuant to the Securities Purchase Agreement, dated as of January 20, 2011, between the Company and the purchasers listed on the signature pages thereto (the "Purchase Agreement"), and "

6. Signature:

X David Fuselier

Authorized Signature | Chief Financial Officer **Title *** | 1/21/11 **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.